Calculation of Filing Fee Tables
Form S-8
(Form Type)
Trinity Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Equity	Common Stock, $0.01 par value per share (1)(2)	457(h)	4,000,000 shares	$34.19	$136,760,000.00	$0.0000927	$12,677.65
Total Offering Amounts							$12,677.65
Total Fee Offsets							$0
Net Fee Due							$12,677.65

(1)	The offering price per share, aggregate offering price, and registration fee with respect to the shares of Common Stock, par value $0.01 per share, of Trinity Industries, Inc. issuable pursuant to the employee benefit plan described herein have been calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Trinity Industries, Inc. Common Stock on March 23, 2022 as reported in the consolidated reporting system of the New York Stock Exchange.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers additional shares of common stock of the registrant as may be offered or issued as a result of stock splits, stock dividends, or similar transactions.
(3)	This Registration Statement registers an additional 4,000,000 shares issuable under the Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan (the “Plan”). We have previously registered 18,000,000 shares issuable under the Plan.